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                                                                    EXHIBIT 99.1


ANALOGY REPORTS FISCAL FIRST QUARTER RESULTS

BEAVERTON, Ore., July 21 /PRNewswire/ -- Analogy, Inc. (Nasdaq: ANLG - news) today announced its financial results for the first fiscal quarter ended June 30, 1999.

Total revenue for the first quarter of fiscal 2000 was $5,463,000, up slightly over the prior year's first quarter total of $5,412,000. Product license revenue increased 5% to $2,987,000 in the first fiscal quarter this year compared to $2,834,000 in the first fiscal quarter last year. The net loss for the first fiscal quarter was $1,261,000 or $0.13 per share, compared with a net loss of $3,155,000 or $0.34 per share in the first quarter a year ago. The first quarter of fiscal year 1999 included a one-time restructuring charge of $557,000 or $.06 per share.

Gary Arnold, chairman, president and CEO of Analogy said: "The first quarter has historically been our weakest quarter of the year. Therefore, we expect our quarterly revenues to improve as we go through the remainder of the fiscal year. Reception of our new products, particularly the SaberHarness(TM) product family for wire harness design, has been very good. We will continue to keep tight control on expenses during the next three quarters and, with anticipated increasing revenues, our goal is to achieve profitability for the year."

The statements above regarding the Company's goals for future profitability are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the receipt and timing of customer orders, changes in capital spending plans by key customers, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, Analogy's ability to introduce new products, expand its markets as scheduled and maintain expense controls, customer acceptance of new products, and competitive initiatives. The forward-looking statements should be considered in light of these risks and uncertainties, as well as those highlighted in the Company's reports filed with the Securities and Exchange Commission.

Analogy, Inc., founded in January 1985, develops and markets high performance software and model libraries for top-down design and behavioral simulation of mixed-signal and mixed-technology systems.



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                                  ANALOGY, INC.
                      Consolidated Statements of Operations
                          (000, except per share data)

                                                              Quarter Ended
                                                          06/30/99  6/30/98
    Revenue:
      Product licenses                                      $2,987     $2,834
      Service and other                                      2,476      2,578
        Total revenue                                        5,463      5,412
    Cost of Revenue:
      Product licenses                                         541        520
      Service and other                                        168        334
        Total cost of revenue                                  709        854
        Gross profit                                         4,754      4,558

    Operating expenses:
      Research and development                               1,927      2,396
      Sales and marketing                                    3,309      3,604
      General and administrative                               587        684
      Amortization of intangibles                               92         92
      Restructuring charges                                     --        557
        Total operating expenses                             5,915      7,333
        Operating loss                                      (1,161)    (2,775)
    Other income (expense), net                                 17       (202)
        Loss before income taxes                            (1,144)    (2,977)
    Income tax expense                                         117        178
        Net loss                                           $(1,261)   $(3,155)
    Basic net income (loss) per common share                $(0.13)    $(0.34)
    Diluted net income (loss) per common share              $(0.13)    $(0.34)
    Weighted average shares outstanding - Basic              9,540      9,358
    Weighted average shares outstanding - Diluted            9,540      9,358


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                                  ANALOGY, INC.
                           Consolidated Balance Sheets
                                      (000)

                                                           6/30/99    3/31/99

    Cash and cash equivalents                                 $755     $2,008
    Accounts receivable                                      5,231      6,738
    Prepaid expenses                                         1,210      1,033
    Other assets, net                                        2,083      2,271
        Total current assets                                 9,279     12,050
    Furniture, fixtures and equipment, net                   2,066      2,416
    Library costs, net                                       4,534      4,495
    Other assets, net                                        1,995      2,257
        Total assets                                       $17,874    $21,218
    Accounts payable and accrued expenses                    1,568      1,320
    Bank line of credit                                        200        400
    Current portion of capital leases                          347        403
    Accrued salaries and benefits                            2,114      2,709
    Unearned revenue                                         7,413      8,657
        Total current liabilities                           11,642     13,489
    Non-current portion of capital leases                      148        219
    Deferred contract revenue                                1,272      1,455
    Other liabilities                                           65         65
        Total long-term liabilities                          1,485      1,739
    Common stock                                            18,617     18,569
    Foreign currency translation                              (299)      (269)
    Accumulated deficit                                    (13,571)   (12,310)
        Total shareholders' equity                           4,747      5,990
        Total liabilities and equity                       $17,874    $21,218


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